Exhibit 10.23

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual General Release (the “Agreement”) is entered into as of December 11, 2020 (the “Effective Date”) by and between Plaintiff Excelsior Nutrition, Inc. (“Plaintiff” or “4Excelsior”) and Defendant MusclePharm Corporation (“Defendant” or “MusclePharm”). Excelsior and MusclePharm are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, 4Excelsior has asserted claims against MusclePharm in a complaint filed in the Superior Court of California, Los Angeles County (the “Court”), captioned Excelsior Nutrition, Inc. v. MusclePharm Corporation, Case No. 19BBCV00230 (the “Action”);

WHEREAS, MusclePharm has asserted counterclaims against 4Excelsior in the Action;

WHEREAS, 4Excelsior and MusclePharm disclaim any liability to the other party, deny all claims asserted by the other party, and deny that the other party is entitled to any relief, monetary, equitable or otherwise; and

WHEREAS, the Parties now wish to resolve all issues amongst themselves and forever discharge each other from and against all claims asserted in or arising from the Action.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration provided in this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Settlement Payments. MusclePharm agrees to and shall pay the total sum of Four Million Seven Hundred and Fifty Thousand Dollars ($4,750,000.00) (the “Settlement Amount”) as follows:

■	Seventy Thousand Dollars ($70,000.00) payable on or before January 5, 2021;
■	Seventy Thousand Dollars ($70,000.00) payable on or before February 5, 2021;
■	Seventy Thousand Dollars ($70,000.00) payable on or before March 5, 2021;
■	Seventy Thousand Dollars ($70,000.00) payable on or before April 5, 2021;
■	One Hundred Thousand Dollars ($100,000.00) per month, payable on or before the fifth (5th) day of each month until the Settlement Amount is fully paid, starting with $100,000.00 due on or before May 5, 2021 (each, a “Settlement Payment”).

MusclePharm may prepay all or any portion of the Settlement Amount at any time without penalty or premium.

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230

2. Wire Transfers and Insufficient Funds. Each Settlement Payment shall be made in the form of wire transfer. The Settlement Payments shall be made payable to:

Excelsior Nutrition, Inc. DBA 4Excelsior

1206 N. Miller Street, Suite D

Anaheim, CA 92806

Wire Transfer Payment Instructions:

[***]

4Excelsior may, at any time, designate an alternative address for payment upon prior written notice to MusclePharm. Written notice must be provided at least ten (10) days prior to the next payment date. A check drawn on insufficient funds does not constitute a Settlement Payment, and as such shall constitute a Default (as defined in Section 4), unless corrected within the Notice Period (as defined in Section 3). 4Excelsior’s acceptance or depositing of a Settlement Payment, which is less than the amount due, shall not be deemed a waiver of 4Excelsior’s rights to the balance of such payment, regardless of 4Excelsior’s endorsement of any check or other form of payment so stating.

3. Payment Default and Cure Period. In the event MusclePharm fails to make any Settlement Payment on the day it becomes due and payable, 4Excelsior shall provide written notice of said failure to MusclePharm (in accordance with the notice provisions hereof) and MusclePharm shall be afforded a ten (10) calendar day period from the date of the notice within which to cure the non-payment (the “Notice Period”). The non-payment shall be considered cured if payment is made within the Notice Period.

4. Default. At the election of 4Excelsior, the entire outstanding balance of the Settlement Amount shall become immediately due and payable upon the occurrence of any of the following events (each, a “Default”): (i) MusclePharm’s failure to make a Settlement Payment, in readily available funds on the day it becomes due and payable, which failure is not then cured in accordance with Section 3; (ii) the filing by MusclePharm of a petition in bankruptcy or an assignment for the benefit of creditors; (iii) the appointment of a receiver, trustee, liquidator, or similar officer for MusclePharm, which appointment is not subject to active appeal; or (iv) a breach of any material term, provision, or covenant contained in this Agreement, including an inaccurate material representation or warranty, by MusclePharm that is not susceptible to cure, or if susceptible to cure is not cured within thirty (30) calendar days after 4Excelsior provides MusclePharm with notice of such breach (in accordance with the notice provisions hereof). For the avoidance of doubt, the thirty (30) calendar day cure period does not apply to the ten (10) day cure period applied to MusclePharm’s obligation to make Settlement Payments. In the event of a Default by MusclePharm, 4Excelsior shall be entitled to immediately have judgment entered in favor of 4Excelsior and against MusclePharm on that portion of the Settlement Amount then not yet paid, plus accrued interest thereafter at the rate of eighteen percent (18%) per annum on such amount, commencing from the date of Default, upon ex parte application without notice pursuant to California Code of Civil Procedure Section 664.6, for the amount set forth in the Stipulation referred to below. In the event of a Default, MusclePharm shall waive its right to an appeal and agrees to pay any reasonable expenses incurred thereafter to reduce the remaining Settlement Amount to a judgment.

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230

5. Stipulation of Judgment. Concurrently with the execution of this Agreement, the Parties shall execute, and shall authorize and direct their respective legal counsel to execute, a Stipulation for Entry of Judgment and Proposed Order Thereon (the “Stipulation”) in form attached hereto and incorporated herein as Exhibit “A.” The Stipulation will be held in trust by 4Excelsior’s counsel, and will not be filed with the Court unless and until such time as there is a Default. Pursuant to the Stipulation, the Parties will stipulate that judgment shall be entered in favor of 4Excelsior and against MusclePharm in the amount of Four Million Seven Hundred and Fifty Thousand Dollars ($4,750,000.00), less the sum of any Settlement Payments, or portion thereof, then previously made by MusclePharm pursuant to this Agreement. The Parties further stipulate that 4Excelsior shall be entitled to recover from MusclePharm all reasonable costs incurred by 4Excelsior in construing and enforcing the terms of this Agreement and the Stipulation (but excluding any attorneys’ fees expended in connection with the Action), and in pursuing the recovery of all sums owed to 4Excelsior with respect to any judgment entered thereon by the Court.

6. Time is of the Essence. Time is of the essence with respect to MusclePharm’s payment obligations as set forth in this Agreement.

7. Mutual Release. In consideration of the terms and provisions of this Agreement, the Parties hereto and their heirs, beneficiaries, known or unknown, whether vested or contingent, executors, administrators, assigns, agents, servants, officers directors, stockholders, general partners, limited partners, employees, insurers, reinsurers, representatives, attorneys and successors in interest, and any and all other persons or entities acting by, under, through or in concert with them or any of them, do hereby, completely, finally and forever settle, remise, covenant not to sue, release, relinquish and discharge one another, and their heirs, beneficiaries, known or unknown, whether vested or contingent, executors, administrators, assigns, agents, servants, officers, directors, stockholders, general partners, limited partners, employees, insurers, representatives, attorneys and successors in interest, and any and all other persons or entities acting by, under, through or in concert with them or any of them of and from any and all claims, known or unknown, arising out of or relating to the Action. For the avoidance of doubt, nothing herein shall serve as a release of any claims for personal/bodily injury, the subject of which have not been pled or alleged in the Action

8. California Civil Code 1542. To effect a full and complete general release as described above, the Parties expressly waive and relinquish all rights and benefits of Section 1542 of the California Civil Code, and the Parties do so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the California Civil Code states as follows:

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

9. Dismissal of Litigation. Within ten (10) business days of the Effective Date, the Parties shall jointly file a Stipulation and Proposed Order of Dismissal in the Action, dismissing with prejudice all claims and counterclaims asserted in the Action. The Stipulation and Proposed Order of Dismissal shall provide that the Court shall retain jurisdiction pursuant to California Code of Civil Procedure Section 664.6 and any other applicable laws to enforce the terms of this Agreement. Each Party shall bear its own attorney’s fees and expenses incurred in connection with the Action and/or in connection with the drafting of this Agreement.

10. Integration, No Oral Modification. This Agreement memorializes and constitutes the final expression and understanding between the Parties, and supersedes and replaces all prior negotiations and agreements, whether written or oral. This Agreement may only be amended or modified by a writing signed by the Parties hereto, wherein specific reference is made to this Agreement.

11. Attorneys’ Fees for Enforcement. In any action or proceeding to interpret or enforce the terms and provisions of this Agreement, the prevailing party shall be awarded its reasonable attorneys’ fees and costs including costs of all legal or administrative proceedings.

12. Representations. The Parties represent and warrant that no person or entity other than the Parties have had any interest in the claims, demands, obligations, or causes of action referred to in this Agreement, and that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement.

13. No Admission of Liability. It is understood and agreed by the Parties that this Agreement is not be construed as an admission of liability on the part of the Parties and that each of the Parties expressly denies any liability for any negligence, warranty, or other damage of any kind of nature.

14. Confidentiality. The Parties and their counsel agree to keep the terms of this Agreement confidential, except for: (1) disclosures required in any proceeding necessary for approval of this settlement; (2) when compelled to disclose them in response to a valid order or other decree from a court of competent jurisdiction; (3) disclosures to financial professionals as necessary for the receipt of accounting services; or (4) a brief high-level summary of the terms in MusclePharm’s securities filings, as reasonably required by the opinion of MusclePharm’s securities counsel. To the extent that the terms of this Agreement are disclosed in any legal proceedings, the Parties will assent to the sealing of said proceedings or the terms of the settlement. MusclePharm shall also be permitted to file with or furnish to the Securities and Exchange Commission (the “SEC”) any specific disclosure of this Agreement or the terms or substance thereof or include this Agreement as an exhibit to any report, statement or other document filed with or furnished to the SEC if (i) MusclePharm receives a written or oral comment from the SEC requiring MusclePharm to make any such disclosure; or (ii) MusclePharm believes in good faith, including upon the advice of counsel or its auditors, that MusclePharm is required to make any such disclosure of this Settlement Agreement or the terms or substance thereof in any such report, statement or other document, including pursuant to Regulation S-K, Regulation S-X or other applicable accounting standards or interpretations or to prevent a material misstatement in or omission of a material fact from any filing or other disclosure made by it; provided, that, to the extent that MusclePharm believes that it can do so in good faith, in connection with any public filing of this Agreement as an Exhibit with the SEC, MusclePharm shall seek confidential treatment of those portions of this Agreement for which it in good faith believes confidential treatment is appropriate under the SEC’s standards for granting confidential treatment.

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230

15. Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach.

16. Jurisdiction. The Parties hereby acknowledge, agree and stipulate that each has the right to enforce any provision of this Agreement by filing any appropriate action, proceeding or motion in the appropriate law and motion department of the Los Angeles Superior Court. The Parties further acknowledge, agree and stipulate that the Los Angeles Superior Court shall retain jurisdiction over the Parties to enforce any provision of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all Parties hereto had signed the same agreement, but all of which taken together shall constitute one and the same agreement. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a party to the same extent as an original.

18. Severability. In the event that any one or more of the provisions of this Agreement will be found to be invalid, illegal or unenforceable in any respect, such term will be severed from the Agreement and the remaining terms and provisions hereof will be unimpaired and remain in full force and effect.

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230

19. Notices. Any notice or other material required or desired to be served, given or delivered hereunder must be sent by certified mail (return receipt requested), and, in all cases, with a separate copy sent by email to all email addresses set forth below. To the extent the individuals who are to receive notice change, notice should be provided to the other Party within fourteen (14) days. Each notice shall be addressed as follows:

If to Excelsior Nutrition, Inc.:

Excelsior Nutrition, Inc. d/b/a 4Excelsior
Attn:	____________________
1206 N. Miller Street, Suite D
Anaheim, California 92806
Tel.:	____________________
Email:	____________________

- with a copy to -

MILSTEIN JACKSON FAIRCHILD & WADE, LLP
Attn: Sahar S. Pugh, Esq.
620 Newport Center Drive, Suite #1100
Newport Beach, California 92660
Tel.:	(949) 719-2480
Fax:	(949) 719-2481
Email:	spugh@mjfwlaw.com; hkang@mjfwlaw.com

If to MusclePharm Corporation:

MUSCLEPHARM CORPORATION

Attn: Allen Sciarillo, Chief Financial Officer

4500 Park Granada Blvd, Suite 202

Calabasas, California 91302

Tel.: (805) 300-1372

- with a copy to -

KASOWITZ BENSON TORRES LLP
Attn: Robert W. Bosslet
2029 Century Park East, Suite 2000
Los Angeles, California 90067
Tel.:	(424) 288-7900
Fax:	(424) 288-7901
Email:	rbosslet@kasowitz.com

- and-

KASOWITZ BENSON TORRES LLP
Attn: Gavin D. Schryver
1633 Broadway
New York, New York 10019
Tel.:	(212) 506-1891
Fax:	(212) 835-5291
Email:	gschryver@kasowitz.com

[Signature Pages Follow]

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230

In witness whereof, this Agreement is entered into by, and each and every term herein is agreed to by the undersigned.

Dated: December 15, 2020	/s/ Lin Yisheng
EXCELSIOR NUTRITION, INC.

Dated: December 16, 2020	/s/ Allen Sciarillo
MUSCLEPHARM CORPORATION

APPROVED AS TO FORM AND CONTENT:

MILSTEIN JACKSON
FAIRCHILD & WADE, LLP

Dated: December 18, 2020	By:	/s/ Sahar Pugh
Sahar Pugh, Esq.
Attorneys for Plaintiff,
Excelsior Nutrition, Inc.

KASOWITZ BENSON TORRES, LLP

Dated: December 16, 2020	By:	/s/ Robert Bosslet
Robert Bosslet, Esq.
Attorneys for Defendant,
MusclePharm Corporation

Excelsior Nutrition, Inc. v. MusclePharm Corporation

Los Angeles County Superior Court Case No. 19BBCV00230